SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 29, 2004

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release issued by Cabot Oil & Gas Corporation dated July 29, 2004.

Item 12. Results of Operations and Financial Condition

On July 29, 2004, we issued a press release with respect to our 2004 Second quarter earnings. The press release is furnished as Exhibit 99.1 to this Current Report and incorporated by reference herein. The press release contains certain measures (discussed below) which may be deemed “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended. In each case, the most directly comparable GAAP financial measure and information reconciling the GAAP and non-GAAP measures is also included in the press release.

The information furnished pursuant to this Item 12, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

From time to time management discloses Discretionary Cash Flow and Net Income excluding selected items and Earnings Per Share excluding selected items. These non-GAAP financial measures and reconciliations to the most comparable GAAP financial measure are included in Exhibit 99.1 to this Current Report, furnished to the Securities and Exchange Commission.

Discretionary Cash Flow is defined as Net Income plus non-cash charges and Exploration Expense. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on management’s belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the Full Cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to Net Income.

Net Income excluding selected items and Earnings Per Share excluding selected items are presented based on managements belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Net Income and Earnings Per Share excluding selected items is not a measure of financial performance under GAAP and should not be considered as an alternative to Net Income and Earnings Per Share, as defined by GAAP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: July 29, 2004

EXHIBIT INDEX

99.1	—	Press release issued by Cabot Oil & Gas Corporation dated July 29, 2004.